EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES RESULTS FOR THE
THREE-MONTH AND SIX-MONTH PERIODS ENDED JUNE 30, 2014

Las Vegas, NV - August 14, 2014 - Affinity Gaming (“Affinity” or the “Company”) today announced results for the three-month and six-month periods ended June 30, 2014.

Second Quarter 2014 Financial Summary

Consolidated Results

The Company recorded net revenue from continuing operations of $99.6 million during the quarter ended June 30, 2014, compared to net revenue of $100.3 million during the same quarter of 2013, a decrease of $0.7 million, or 0.7%. Adjusted EBITDA during the second quarter of 2014 was $12.7 million, compared to $17.8 million during the second quarter of 2013, a decline of $5.1 million, or 28.8%.

Segment Results

Nevada – Nevada segment net revenue declined $1.3 million, or 2.2%. Casino revenue decreased $2.5 million, or 6.6%. Increases in fuel and retail net revenue of $1.4 million, or 9.8%, and in food and beverage revenue of $0.7 million, or 9.3%, partially offset the declines in casino revenue. Casino revenue continues to be negatively impacted by a constrained consumer and an intense promotional environment. Fuel and retail revenue benefited from the new travel center at Whiskey Pete’s, which was negatively impacted by construction in the same quarter of the prior year.

Nevada Adjusted EBITDA decreased $3.1 million, or 31.8%, primarily as a result of the Adjusted EBITDA contribution of casino operations, which declined $3.1 million, or 22.2%. Affinity targets local, value-oriented gaming customers who are also frequently targeted by competing local casinos with promotional campaigns and offers. In response to the competitive promotional environment, the Company increased marketing efforts, primarily focusing on driving additional revenue through incremental trips or additional spend per trip by customers in its loyalty club database. The revenue generated from the additional promotional campaigns did not offset the increase in expense, resulting in the decline in EBITDA contribution. The Company continues to analyze the effectiveness of its promotional campaigns and to refine marketing efforts in the challenging operating environment. The Adjusted EBITDA contribution from non-gaming operations, primarily from fuel and retail operations, increased $1.1 million, or 17.7%, but was almost completely offset by a $1.0 million increase in general and administrative expense. The increase in general and administrative expense was attributable to a $1 million credit to expense in the prior-year quarter from the reversal of a sales and use tax accrual which was no longer required after the state tax commission ruled that complimentary and employee meals were not subject to use tax.

Midwest – Net revenue from the Company’s Midwest segment declined $0.6 million, or 1.8% when compared to the same quarter in 2013, while Adjusted EBITDA declined $1.2 million, or 12.0%, to $8.9 million. Results were primarily impacted by severe weather through April 2014 and by continued softness in the regional gaming markets.

Colorado – Net revenue increased by $1.2 million, or 14.0%, when compared to the same quarter of 2013 due to the recent improvements at the Golden Mardi Gras which included the expansion of the casino entry and gaming floor and the addition of other amenities designed to attract the Company’s target slot customer. Adjusted EBITDA declined $0.8 million, or 42.1%, primarily due to an increase in marketing and promotional expense targeting customers who did not visit the properties while the renovation was underway.

Corporate Operations

Affinity’s corporate expense during the second quarter of 2014 was $4.0 million, essentially unchanged when compared to the same quarter of 2013. Corporate expense, which represents unallocated payroll, professional fees and other expense not directly attributed to reportable segments, is net of fees earned under the consulting agreement with the operator of the Rampart Casino at the JW Marriott Resort in Las Vegas, from which the Company collected $0.5 million in management fees during each of the quarters ended June 30, 2014 and 2013.

“While the operating environment remains tough in our core markets, we continue to analyze the effectiveness of our marketing and promotional campaigns and expect that as we implement efficiencies, we’ll be able to improve overall performance while best positioning our properties in this tough promotional and economic environment,” stated David Ross, Chief Executive Officer. “The recent settlement of outstanding shareholder litigation and the amendment of the credit agreement are positive developments that will allow the Company to focus on growth and value creation.”

Year-to-Date 2014 Financial Summary

Consolidated Results

The Company recorded net revenue from continuing operations of $196.2 million during the six months ended June 30, 2014, compared to net revenue of $201.4 million during the same period of 2013, a decrease of $5.2 million, or 2.6%. Adjusted EBITDA during the six months ended June 30, 2014 was $26.6 million, compared to $35.9 million during the same period of 2013, a decline of $9.3 million, or 25.8%. Results for the six months ended June 30, 2014 were most significantly impacted by continued softness in the regional gaming markets and by the constrained discretionary budgets of the Company’s target customers. Increased promotional and marketing expense, coupled with the severe weather impact through April 2014, negatively impacted Adjusted EBITDA when comparing the six months ended June 30, 2014 to the same period in the prior year.

Subsequent Events

On July 28,2014, the Company announced a settlement agreement to dismiss pending shareholder litigation and reconstitute its board of directors. The Company also announced a successful amendment to the credit agreement for its senior secured term loan. The amendment modified certain financial covenants and provided additional operating flexibility for the Company.

Conference Call Information

Affinity Gaming will be hosting its second quarter 2014 conference call today at 10:00 a.m. Pacific Time (1:00 p.m. Eastern). The conference call number is (877) 705-6003. Please call at least 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Affinity’s website at www.affinitygaming.com.

A recorded replay of the call will be available at www.affinitygaming.com beginning approximately two hours following the end of the call, and by telephone at (877) 870-5176, passcode 13588796. The replay will be available by telephone through 10:00 p.m. Pacific Time (1:00 a.m. Eastern Time) on August 21, 2014.

Key Financial Results

The following table presents the Company’s key financial results from continuing operations (in thousands):

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net Revenue
Nevada [1]	$58,445	$59,778	$115,514	$119,681
Midwest	31,242	31,821	61,104	63,542
Colorado	9,934	8,713	19,573	18,135
Total net revenue	$99,621	$100,312	$196,191	$201,358

Adjusted EBITDA [2]
Nevada	6,583	9,650	13,939	18,318
Midwest	8,900	10,119	17,156	20,533
Colorado	1,154	1,993	2,414	4,313
Corporate expense and other	(3,985)	(3,989)	(6,875)	(7,246)
Total adjusted EBITDA	$12,652	$17,773	$26,634	$35,918

1.
The Company’s continuing operations in Nevada include properties located in Primm (Primm Valley Casino, Resort & Spa; Buffalo Bill’s Resort & Casino; and Whiskey Pete’s Hotel & Casino), Silver Sevens Hotel & Casino (f/k/a Terrible’s Hotel & Casino) in Las Vegas, and Rail City Casino in Sparks.

2.
The Company uses certain measures which are not defined by generally accepted accounting principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. This term, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA as used in this press release is earnings before interest expense; income tax; depreciation and amortization; share-based compensation expense; pre-opening costs; write offs, reserves and recoveries; loss on extinguishment or modification of debt; loss on impairment of assets; gains or losses on the disposition of assets; and restructuring and reorganization costs. In future periods, the calculation of Adjusted EBITDA may be different than in this release. A reconciliation between Adjusted EBITDA and Net Income is provided in this release.

Additional Financial Information

The following tables present additional financial information (in thousands):

	June 30, 2014	December 31, 2013
Cash and cash equivalents	$138,347	$140,857
Face value of long-term debt, excluding capital leases	382,745	391,246

	Quarter Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Capital expenditures
Nevada	$1,200	$3,430	$1,233	$5,983
Midwest	891	1,448	1,556	2,025
Colorado	487	4,681	636	6,087
Reportable segment capital expenditures	$2,578	$9,559	$3,425	$14,095
Corporate	8	309	280	313
Total capital expenditures	2,586	9,868	3,705	14,408

Reconciliation of Adjusted EBITDA

The following tables reconcile Adjusted EBITDA to operating income (in thousands):

	Quarter Ended June 30, 2014
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	6,583	(3,644)	—	472	3,411
Midwest	8,900	(1,888)	—	—	7,012
Colorado	1,154	(1,279)	—	—	(125)
Corporate and other	(3,985)	(298)	(72)	—	(4,355)
Continuing operations	12,652	(7,109)	(72)	472	5,943

	Quarter Ended June 30, 2013
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	9,650	(3,581)	—	—	6,069
Midwest	10,119	(1,719)	—	(3,100)	5,300
Colorado	1,993	(1,091)	—	—	902
Corporate and other	(3,989)	(256)	(411)	1,459	(3,197)
Continuing operations	17,773	(6,647)	(411)	(1,641)	9,074

	Six Months Ended June 30, 2014
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	13,939	(7,308)	—	449	7,080
Midwest	17,156	(3,708)	—	—	13,448
Colorado	2,414	(2,569)	—	—	(155)
Corporate and other	(6,875)	(590)	(119)	—	(7,584)
Continuing operations	26,634	(14,175)	(119)	449	12,789

	Six Months Ended June 30, 2013
	Adjusted EBITDA	Depreciation and Amortization	Share-Based Compensation	Write Downs, Reserves and Recoveries	Operating Income from Continuing Operations
Nevada	18,318	(7,171)	—	—	11,147
Midwest	20,533	(3,476)	—	(3,100)	13,957
Colorado	4,313	(2,398)	—	—	1,915
Corporate and other	(7,246)	(473)	(744)	1,459	(7,004)
Continuing operations	35,918	(13,518)	(744)	(1,641)	20,015

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. These statements are based on management’s current expectations and assumptions about the industries in which the Company operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The Annual Report on Form 10-K can be accessed through the “Corporate Information” section of the Company’s website at www.affinitygaming.com. The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of eleven casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the JW Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Affinity Gaming
Donna Lehmann, Sr. VP, Chief Financial Officer and Treasurer
(702) 341-2417

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